                           ReliaStar Bankers Security
                             Life Insurance Company

    Home Office: 1000 Woodbury Road, Suite 102, Box 9004, Woodbury, NY 11797
           Executive Office: 4601 Fairfax Drive, Arlington, VA 22203
                          (Hereinafter the "Company")



CONTRACT NUMBER:  XXXXXXXXXXXXXXX   DATE OF ISSUE: XXXXXXXXXXXXXXX

ANNUITANT:                 XXXXXXXXXXXXXXX
CONTRACT OWNER:            XXXXXXXXXXXXXXX
                           XXXXXXXXXXXXXXX

The Company agrees to pay to the Annuitant an Annuity, as selected by the Contract Owner, beginning on the Annuity Commencement Date.

The Contract provides for Accumulated Values on a variable basis. Annuity payments may be made on a variable basis, a fixed basis or a combination of variable and fixed basis, as selected by the Contract Owner. The dollar amount of the Variable Annuity payments and the Accumulated Value can increase or decrease with the investment results of the chosen sub-account of the Separate Account. The investment results are not guaranteed. However, the Company guarantees that the dollar amount of variable annuity payments will not be affected by variations in the actual mortality experience of annuitants from the mortality assumptions used in determining the first annuity payment, and further guarantees that the charges for expenses will not exceed the charges provided for in this Contract. The dollar amount of Fixed Annuity payments, described on page 9, is guaranteed by the Company as provided herein.

This Contract is issued in consideration of the Application, a copy of which is attached to and made a part hereof, and the purchase payments made in accordance with the terms and conditions of the Contract.

Twenty Day Free Look: To be sure that the Owner is satisfied with this Contract, the Owner has a twenty day right to examine this Contract. Within 20 days after the Contract is first received, the owner may cancel it for any reason by delivering or mailing it to the agent through whom it was purchased or the Executive Office of the Company. Upon cancellation, the Company will pay the sum of (1) the difference, if any, between the gross premium paid and the amount allocated to the separate account(s), and (2) the contract value for the Contract as of the date of surrender.

THE ANNUAL INVESTMENT RETURN REQUIRED TO MAINTAIN LEVEL VARIABLE ANNUITY PAYMENT IS 4.75% (AFTER ANY APPLICABLE TAXES, BUT BEFORE ASSET CHARGES TOTALING 1.25% FOR MORTALITY AND EXPENSE RISKS). MANAGEMENT FEES WILL NOT EXCEED THREE QUARTERS OF 1% OF NET ASSETS OF THE MUTUAL FUND IN WHICH SEPARATE ACCOUNT ASSETS ARE INVESTED. ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SUB-ACCOUNT OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


Signed for the Company on the Date of Issue.

          /s/ Susan M. Bergen                                /s/ John H. Flittie
              Susan M. Bergen                                John H. Flittie
                  Secretary                                         President

                               Countersigned by:

        Individual Flexible Purchase Payment Fixed and Variable Annuity
                               Non-Participating
                           Separate Accounts P and Q

LOGO
ReliaStar Bankers Security Life


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                               TABLE OF CONTENTS


SUBJECT                                                                    PAGE

Adjustments on Account of Misstatements ......................................5
Amendment of Contract ........................................................6
Annuitant ....................................................................3
Annuity Commencement Date .................................................3, 9
Annuity Provisions ...........................................................9
Annuity Options .............................................................10
Annuity Tables ..............................................................11
Assignment ...................................................................5
Beneficiary ..................................................................5
Charges Against the Separate Accounts ........................................7
Contingent Deferred Sales Charge .............................................8
Contract .....................................................................4
Contract Charges .............................................................6
Contract Data Page ...........................................................3
Contract Owner ...............................................................3
Contract Value ...............................................................6
Date of Issue ................................................................3
Definitions ..................................................................4
General Provisions ...........................................................4
Incontestability .............................................................5
Investments of the Separate Accounts .........................................7
Modification of Contract .....................................................5
Purchase Provisions ..........................................................6
Refund Upon Death ...........................................................13
Reports ......................................................................6
Separate Accounts ............................................................7
Surrender Provisions .........................................................8
Transfer Provisions ..........................................................8
Valuation of Assets ..........................................................7
Voting Rights ................................................................6

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                                 CONTRACT DATA

CONTRACT NUMBER:  XXXXXXXXXXXXX                    DATE OF ISSUE: XXXXXXXXXXXXX


ANNUITANT:        XXXXXXXXXXXXX
CONTRACT OWNER:   XXXXXXXXXXXXX


         ANNUITY COMMENCEMENT DATE                   * INITIAL PAYMENT
                  First Day of:

         Month             Year                             $10,000
     XXXXXXXX              XXXX

Initial Allocation of
Purchase Payment


50.00% Northstar Growth Fund (179/079)
25.00% Fidelity Index 500 Portfolio (176/076)
25.00% Oppenheimer Global Strategies Fund (148/048)






* Represents the first payment received.



                                                      PAGE 3



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                                   SECTION I
                                  DEFINITIONS



ACCUMULATION UNIT- An accounting unit, of measure used to calculate the value of a Contract Owners interest in the Contract prior to the Annuity Commencement Date.

ANNUITANT- The person named prior to the Annuity Commencement Date to receive the annuity payments. The Annuitant is named on the Contract Data Page, unless changed.

ANNUITY COMMENCEMENT DATE- The date on which annuity payments are to commence.

ANNUITY UNIT- An accounting unit of measure used to calculate the value of second and subsequent variable annuity payments.

BENEFICIARY- The person designated to receive any benefits under this Contract upon the death of the annuitant in accordance with the terms of this Contract.

CONTRACT ANNIVERSARY- An anniversary of the Date of Issue of this Contract.

CONTRACT OWNER-During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Contract Owner shall be the person designated as the Contract Owner in the Application, or a successor Contract Owner as provided in
Section II-B hereof. After the death of the Annuitant prior to the Annuity Commencement Date, the Beneficiary shall become the Contract Owner. On and after the Annuity Commencement Date, the Annuitant shall become the owner. Upon the death of the Annuitant after the Annuity Commencement Date the successor Contract Owner shall be the Joint Annuitant, if any, surviving the Annuitant, otherwise, the Beneficiary.

CONTRACT VALUE- The value of all amounts accumulated under this contract.

CONTRACT YEAR- Any period of twelve months commencing with the Date of Issue or with any Contract Anniversary.

FIXED ANNUITY- An annuity with payments which remain fixed as to dollar amount throughout the annuity period and which does not vary with investment experience.

JOINT ANNUITANT- The designated second person under a joint and survivor life annuity.

SEPARATE ACCOUNT P- A segregated investment account established by the Company pursuant to applicable law and registered under the Investment Company Act of 1940, as amended. It is used for non-tax qualified retirement programs for individuals. It has Sub-Accounts which invest in different funds.

SEPARATE ACCOUNT Q - A segregated investment account established by the Company pursuant to applicable law and registered under the Investment Company Act of 1940, as amended. It is used if this Contract is issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of the Internal Revenue Code. It has Sub-Accounts which invest in different funds.

SUB-ACCOUNTS OF SEPARATE ACCOUNT P-Each Sub-Account invests in a different Series of the Oppenheimer Variable Account Funds. The Contract Owner allocates the next purchase payment to one or more of these Sub-Accounts. The initial allocation to one or more of these Sub-Accounts is shown on the Contract Data Page.

SUB-ACCOUNTS OF SEPARATE ACCOUNT Q-Each Sub-Account invests in a different Series of the Oppenheimer Variable Accounts Funds. The Contract Owner allocates the next purchase payment to one or more of these Sub-Accounts. The initial allocation to one or more of these Sub-Accounts is shown on the Contract Data Page.

VALUATION DATE- Each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD- The interval of time between two consecutive Valuation Dates measured from the closing of the New York Stock Exchange.

VARIABLE ANNUITY- An annuity with payments varying as to dollar amount in relation to the investment experience of a segregated investment account or accounts.


                                   SECTION II
                               GENERAL PROVISIONS

A. THE CONTRACT

This Contract and the Application for it, a copy of which is attached hereto, constitute the entire Contract. The application is part of the contract only if it is attached. All statements made in the application shall be deemed representations and not warranties. No statements shall be used to invalidate the Contract nor to defend against claim under it unless contained in the Application and unless contained in the Application is attached to the Contract when issued.

B. CONTROL

In the absence of a special endorsement providing otherwise, the contract owner shall have the sole and absolute right and power, without the consent of the beneficiary or any other person, to exercise all rights and privileges under this Contract.

C. ASSIGNMENT

Unless otherwise provided, the Owner may assign all rights under this Contract during the lifetime of the Annuitant prior to the Annuity Commencement Date, but no assignment shall be binding on the Company unless it is in writing and until it is received by the Company at its Executive Office. The Company will not assume responsibility for the validity or sufficiency of any assignment. The rights of the Contract Owner or of any Beneficiary shall be subject to the rights of any assignee of record at the Executive Office of the Company.

If this Contract is funded by Separate Account Q then it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

D. MODIFICATION OF CONTRACT

Only the President and Secretary of the Company have the power on behalf of the Company to change, modify or waive the provisions of this Contract, and then only in writing properly countersigned. The Company shall not be bound by promise or representation made by or to any agent or person other than as specified above.

E. INCONTESTABILITY

This Contract shall be incontestable.

F. ADJUSTMENTS  ON  ACCOUNT OF   MISSTATEMENTS

If the age or sex of the Annuitant or Joint Annuitant has been misstated, the annuity benefit payable by the Company shall be on the basis of the correct age or sex. The dollar amount of any overpayment made by the Company shall be paid in full with the next payment, plus interest at the rate of six percent per year, after receipt of proof of misstatement. The dollar amount of any overpayment made by the Company, due to any misstatement shall be deducted from payments falling due thereafter. The age of the Annuitant or Joint Annuitant may be established at any time by the submission of proof satisfactory to the Company.

G. PROTECTION OF PROCEEDS

No beneficiary, Annuitant or Joint Annuitant or other payee may commute, encumber, alienate or assign any payments under this Contract before the same are due; and, to the extent permitted by law, no payments shall be subject to the debts, contracts or engagements of any Beneficiary, Annuitant or Joint Annuitant, or other payee nor to any judicial process to levy upon or attach the same for payment thereof.

H. FACILITY OF PAYMENT

If any payee under this Contract is, in the opinion of the Company, physically or mentally incapable of giving valid receipt and discharge for any Payment due under this Contract, the Company may then, at its option, make payment thereof in installments of not more than $50 per month to the person or persons who, in its opinion, are caring for and supporting such payee. The Company will continue to make such installments until claim is made by a duly appointed guardian or other legal representative of such payee. Payments under this section will constitute a complete discharge of the liability of the Company to the extent of such payments and the Company will assume no responsibility for the proper application of the money paid.

I. BENEFICIARY

The Beneficiary designation contained in the application will remain in effect until changed. Subject to the rights of any irrevocable beneficiary or the terms of any existing assignment, the Contract Owner may change the Beneficiary from time to time during the lifetime of the Annuitant by written notice to the Company. The change will, upon receipt at the Executive Office of the Company, take effect as of the date of the written receipt, but without further liability as to any payment or other settlement made by the Company before receipt of the change.

Unless otherwise specified in the Beneficiary designation, if two or more persons are designated as Beneficiary, the Beneficiary will be the designated person or persons who survive the Annuitant, and if more than one survive, they will share equally. The Contract Owner may designate one or more primary Beneficiaries to receive any refund upon death payable thereunder and one or more successor Beneficiaries to receive any remaining benefits upon the deaths of the primary Beneficiaries.

All primary Beneficiaries who survive the Annuitant will share equally in the proceeds from any refund upon death. If all primary Beneficiaries predecease the Annuitant, all surviving successor Beneficiaries will share equally in the proceeds. If no primary or successor Beneficiary survives the Annuitant, any death benefits shall vest in his estate.

J. EVIDENCE OF SURVIVAL

Where any payment under this Contract is contingent upon the payee being alive on a given date, the Company shall have the right to require evidence satisfactory to it that such Payee was alive on such date. No such payment will be made until such evidence shall have been received, and if such evidence is not furnished within five years from that date, the liability of the Company and the rights of all parties shall be the same as if such payee had died on the day before such date.

K.  PAYMENT  OF  BENEFITS   AND   SUBMISSION  OF CONTRACT

Payments mailed to the Company will be deemed made when received at its Executive Office. Payments made by the Company will be deemed made when mailed by the Company to the last known address of the payee. 'The Company may require submission of this Contract as a condition to the surrender of any values thereunder, the approval of an change except as to Beneficiary, or the payment of any benefits except the Basic Annuity under Section VII-A.

L. NON PARTICIPATING

This Contract does not share in the surplus earnings of the Company.

M.  REPORTS

The Company will mail to the Contract Owner at the Contract Owner's last known address as it appears in the records of the Company, at least annually, a statement reporting the investments held in the chosen Sub-Accounts of the Separate Account, and any other information as may be required by any applicable law or regulation and, prior to the Annuity Commencement Date, a statement of the Accumulation Units credited to this Contract for the Separate Account and the Accumulation Unit Values.

N. VOTING RIGHTS

In accordance with its view of present applicable law, the Company will vote the Fund Shares in the Sub-Account of the Separate Account in accordance with instructions received from persons having the voting interest in the Separate Account. However, if the Investment Company Act of 1940 or any Regulation thereunder should be amended or if the present interpretation thereof should change, and as a result the Company determines that it is permitted to vote the Fund Shares in its own right, it may elect to do so. The person having the voting interest shall be the Contract Owner.

Prior to the Annuity Commencement Date, the number of Fund Shares held in a Sub-Account of a Separate Account which is attributable to each Contract Owner is determined by dividing the Sub-Account Accumulated Value by the net asset value of one Fund Share. After the Annuity Commencement Date, the number of Fund Shares held in the Sub-Account which is attributable to the Contract is determined by dividing the reserve held in the Sub-Account for the Variable Annuity Payments under such Contract by the net asset value of one Fund Share.

The number of votes which a person has the right to cast will be determined as of the record date established by the Fund. Voting instructions will be solicited by written communication prior to the date of the meeting at which votes are to be cast.

Fund shares held in the Sub-Account as to which no timely instructions are received will be voted by the Company in proportion to the voting instructions which are received with respect to all Contracts participating in the Sub-Account.

Each person having the voting interest in the Sub-Account will receive reports and other materials relating to the applicable Fund.

O. AMENDMENT OF CONTRACT

The Company reserves the right to amend this Contract to meet the requirements of the Investment Company Act of 1940 or other applicable federal or state laws or regulations.

P. HOME OFFICE

The Home Office of the company is in Woodbury, New York.

Q. EXECUTIVE OFFICE

The Executive Office of the Company is in Woodbury, New York. Although this Contract provides that certain transactions are to be performed at the Company's Home Office, such transactions may be performed at the Company's Executive Office or at any Regional Offices.


                                  SECTION III
                    PURCHASE PROVISIONS AND CONTRACT CHARGES

A. PURCHASE PAYMENTS

The Purchase Payment is payable to the Company at its Executive Office and is due on the Date of Issue. The amount of the Initial Payment, shown on the Contract Data Page, may not be less than $2,500. A subsequent purchase payment may not be less than $100. However, if this Contract is Funded by Separate Account Q, then the initial payment may not be less than $250 and a subsequent purchase payment may not be less than $50. The Company reserves the right to reject any payment or application not in compliance with its underwriting rules.

B. DEDUCTION FOR PREMIUM TAXES

Any premium taxes levied by a state or other government entity will be paid when due and charged either against the Purchase Payment or the Contract Value.

C. NET PURCHASE PAYMENTS

A net purchase payment is equal to the purchasepayment less any applicable premium taxes. All of the Net Purchase Payments will be allocated to the Sub-Account(s) specified by the Owner.

D. CONTRACT MAINTENANCE CHARGE

This charge is a deduction of $30.00 made on each Contract Anniversary. It is also made on the date the full Contract Value is Surrendered, if the Surrender occurs on a date other than the Contract Anniversary.

E. CONTRACT VALUE

The Contract Value is the value of the Accumulation Units under this Contract. If; (1) part or all of the Contract Value is surrendered; or (2) charges or deductions are made against the Contract Value; then an appropriate number of Accumulation Units will be surrendered or canceled to equal such amount.


                                   SECTION IV
                             THE SEPARATE ACCOUNTS

A. GENERAL

Separate Account P and Separate Account Q are segregated investment accounts maintained by the Company to which a portion of its assets has been allocated for this and certain other Contracts. The Company reserves the right to transfer assets of either Separate Account, in excess of the reserves and other contract liabilities with respect to such Separate Account, to another separate account or to the Company's General Account. Although the assets of the Separate Accounts are the property of the Company, that portion of such assets which represents such reserves and other contract liabilities is not chargeable with liabilities arising out of any other business conducted by the Company or any other separate account of the Company.

B.  INVESTMENTS OF THE SEPARATE ACCOUNTS

Separate Account P includes Sub-Accounts. Separate Account Q includes Sub-Accounts. The assets of these Sub-Accounts will be invested at net asset value in shares of Oppenheimer Variable Account Funds. This is a mutual fund which offers a series of different investment objectives. You choose your investment objective or objectives and allocate your money to the series which invests for that objective. The mutual Fund is a no-load open-end diversified investment company registered under the Investment Company Act of 1940, as amended (the "Act").

The Company may, at its discretion, invest the assets of these Separate Accounts in the shares of another investment company or any other investment permitted by law. Such substitution would be made in accordance with the provisions of the Act. If deemed by the Company to be in the best interest of Contract Owners, the Separate Accounts may be operated as a unit investment trust or as management companies under the Act or they may be deregistered under the Act in the event such registration is no longer required.

Any and all distributions received from the Funds will be reinvested and retained as assets of the Separate Accounts. Deductions and redemptions from a Separate Account may be effected by redeeming the number of applicable Fund shares, at net asset value, necessary to satisfy the amount to be deducted or redeemed.

In the event of any substitution of Fund shares or change in operation of the Separate Account, the Company may issue an endorsement for the Contract and take such other actions as may be necessary and appropriate to effect the substitution or change.

C.  SEPARATE ACCOUNT ACCUMULATION UNITS

This Contract will be credited with Sub-Account Accumulation Units representing the amount of the Net Purchase Payments allocated to the chosen Sub-Account. The number of Sub-Account Accumulation Units credited for the Sub-Account shall be determined by dividing the net amount allocated to the Sub-Account by the Sub-Account Accumulation Unit value for the Sub-Account for the Valuation Period during which the Purchase Payment is received at the Executive Office of the Company.

D.  CHARGES AGAINST THE SEPARATE ACCOUNT

The Company deducts a daily charge equal to an annual rate of 1.25% of the daily asset value of the Sub-Account of the Separate Accounts to compensate it for assuming mortality and expense risks. This percentage represents approximately a 1.0% charge for the mortality risk assumed and a 0.25% charge for the expense risk assumed.

E.  NET INVESTMENT FACTOR

The net investment factor for the Sub-Account for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

     (a) is the net result of:
         (1) the net asset value per share of the Sub-Account Fund determined at the end of the current Valuation Period, plus
         (2) the per share amount of any dividend or gains distributions made by the Fund if the "ex-dividend" date occurs during the current Valuation Period, plus or minus
         (3) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the maintenance of the Sub-Account.
     (b) is the net result of:
         (1) the net asset value per share of the Sub-Account Fund determined as of the end of the immediately preceding Valuation Period, plus or minus
         (2) the per share charge or credit for any taxes reserved for the immediately preceding Valuation Period.
     (c) is a factor representing the charges deducted for mortality and expense risk. Such factor is a daily charge equal to an annual rate of 1.25% of the daily asset value of the Sub-Account. This percentage represents approximately a 1.0% charge for the mortality risk assumed and a 0.25% charge for expense risk assumed.

F.  VALUATION OF ASSETS

1.  GENERAL

Fund shares in the Separate Account will be valued at their net asset value. Other assets in the Separate Account will be valued at fair market value or, where there is no readily available market, the fair market value as determined by the Company in accordance with applicable laws and regulations.

2.  ACCUMULATION UNIT VALUE

The value of a Sub-Account Accumulation Unit was arbitrarily set initially at $1.00. The value for any subsequent Valuation Period is determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the Accumulation Unit Value is being calculated.

The value of an Accumulation Unit for the Sub-Account may increase or decrease from Valuation Period to Valuation Period depending on the investment experience of the Sub-Account.

3. ANNUITY UNIT VALUE

The value of a Sub-Account Annuity Unit was arbitrarily set initially at $1.00. The value for any subsequent Valuation Period is determined by multiplying the Annuity Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated, and multiplying the result by an interest factor to neutralize the effect of an investment earning rate of 3.5% per annum, which is assumed in the Annuity Tables contained in this Contract. The value of an Annuity Unit for the Sub-Account may increase or decrease from Valuation Period to Valuation Period depending on the investment experience of the Sub-Account.

                                   SECTION V
                       SURRENDER AND TRANSFER PROVISIONS

A.  PARTIAL AND COMPLETE SURRENDERS

While this contract is in force and before the earlier of the Annuity Commencement Date or the death of the Annuitant, the Company will, upon written request of the Company at its Executive Office, allow the Contract Owner to surrender a part or all of the Accumulated Value of the Contract. The Company will pay the funds applied for within seven days of receipt of such request except as provided in Section VIII-B below.

All Accumulated Values described in this section will be determined as of the end of the Valuation Period during which the written request is received by the Company at its Executive Office, and at the end of such Valuation Period, the number of Sub-Account Accumulation Units equal in value to the dollar amount requested will be deducted from the number of Sub-Account Accumulation Units credited to this Contract under the Sub-Account. Any Contingent Deferred Sales Charge which applies and any other applicable charge will also be deducted.

B. CONTINGENT DEFERRED SALES CHARGE -- SURRENDER CHARGES AND AMOUNTS WHICH MAY BE WITHDRAWN WITHOUT A SURRENDER CHARGE

This is a flexible premium deferred annuity. During the accumulation period, prior to your receiving an annuity, you may make as many purchase payments as you wish. We treat each purchase payment separately to figure out if a surrender charge is due upon a partial or complete withdrawal. We assume withdrawals of purchase payments on a "first in first out" basis. The charge, if it applies, is as follows:

1. Any purchase payment left in this Contract 96 months or longer is not subject to a surrender charge.

2. Partial or complete surrender of a purchase payment prior to 96 months will be charged a surrender charge, the amount depending upon the length of time the purchase payment was in the Contract:

Left in Contract           % of Purchase Payment withdrawn
for                        in excess of our  "no charge amount"

Years
0-1                                         7%
1-2                                         7
2-3                                         6
3-4                                         5
4-5                                         4
5-6                                         3
6-7                                         2
7-8                                         1
8 and thereafter                            0

3. Our "no charge amount": After a purchase payment has been in the Contract for 24 months, you may surrender up to 10% of that purchase payment without a surrender charge. Similar withdrawals of up to 10% of the purchase payment without a surrender charge are permitted if more than 12 months have elapsed since your last "no charge" withdrawal.

4. If you fully withdraw your "first-in" purchase payment, these rules apply to your next-in payment, and so on. Our surrender charge only applies to your purchase payments. If you have withdrawn the total of your purchase payments, which may or may not have been subject to surrender charges, your Contract may have value from accumulated earnings. There is no surrender charge on these earnings.

5. The surrender charge at the percentages listed in this sub-section B also applies at the time your annuity payments begin unless (a) after the fourth Contract year; (b) the first annuity payment begins after the second Contract year and the annuitant has attained age 59 1/2 at such time; or (c) Annuity payments are being made as part of the death proceeds during the accumulation period or as part of a distribution upon death of the Owner during the accumulation period.

C.  SURRENDER VALUE

The surrender Value is the amount that will be paid if the full Contract Value is surrendered. The Surrender Value at any time will be the Contract Value less any charges which apply.

D.  TRANSFERS BETWEEN  SUB-ACCOUNTS

Partial or total transfers of a Sub-Account Accumulated Value may be made among the then offered Sub-Accounts of Separate Account P. Partial or total transfer of a Sub-Accounts Accumulated Value may be made among the then offered Sub-Accounts of Separate Account Q. All transfers are without payment of any fee or charge and are subject to the following conditions: (a) no transfer may be made within 7 days from the date of a previous transfer except that an additional transfer will be allowed at the Annuity Commencement Date; (b) the dollar amount of a transfer from any Sub-Account may not be less than $250 except that an entire Sub-Account Accumulated Value maybe transferred if less than $250; and (c) no transfer may be made after the Annuity Commencement Date or the date of receipt by the Company of notification of death of the Annuitant prior to the Annuity Commencement Date. Such transfers shall be made as of the end of the Valuation Period during which request for transfer is received by the Company at its Home or Executive Office, or a later Valuation Period if requested. Transfers may be made by written request to the company at its Home or Executive Office.


                                   SECTION VI
                               ANNUITY PROVISIONS

A.  ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is the date chosen by the Owner at the time of application. Such date must always be the first day of the Calendar month, and may not be later than the first day of the month following the Designated Annuitant's 80th birthday.

B.  CHANGES  IN ANNUITY  COMMENCEMENT DATE

The Contract owner may at any time prior to the Annuity Commencement Date and upon at least 30 days written notice to the Company at its Executive Office, elect to advance or defer the Annuity Commencement Date in accordance with the terms above.

C.  ANNUITY SELECTION

The Contract Owner selects the form of Annuity beginning on the Annuity Commencement Date. Section VII explains annuity options which may be selected.

D.  DETERMINATION OF FIRST ANNUITY PAYMENT

At the Valuation Date on or immediately preceding the seventh day before the Annuity Commencement Date any applicable premium taxes and surrender charges will be deducted from the Accumulated Value to determine the Net Accumulated Value. The Net Accumulated Value is then applied, in accordance with the Tables in Section VII, to determine the first monthly annuity payment provided with each $1,000 of Net Accumulated Value. The amount of each payment, under options 1 through 4, depends upon the sex and adjusted age of the Annuitant and Joint Annuitant at Annuity Commencement Date. The adjusted age is determined from the actual age nearest birthday at the time first payment is due in the following manner:

CALENDAR YEAR OF BIRTH

Before 1990 ................................Actual Age, Plus 1
1900-1919 ..........................................Actual Age
1920-1939 .................................Actual Age, minus 1
1940-1959 .................................Actual Age, minus 2
1960-1979 .................................Actual Age, minus 3
1980-1985 .................................Actual Age, minus 4
1986 and thereafter ..............as determined by the Company

E.  ALLOCATION OF ANNUITY

The Contract Owner may elect to have the Net Accumulated Value of the Contract applied at the Annuity Commencement Date to provide a Fixed Annuity, a Variable Annuity, or any combination thereof. Such elections must be made in writing to the Company at its Executive Office at least 30 days prior to the Annuity Commencement Date. Any allocations under this provision are subject to the requirements of Section VI-G, Adjustment of Monthly Payment.

F.  VARIABLE AND FIXED ANNUITIES

1.  Variable Annuity

The Variable Annuity is an annuity with payments varying in amount and in accordance with the net investment performance of the Sub-Account. At the Valuation Date on or immediately preceding the seventh day before the Annuity Commencement Date, the amount allocated to provide a Variable Annuity Payment is applied in accordance with Section VI-D to determine the amount of the first Variable Annuity Payment. The dollar amount of the first Variable Annuity Payment based on the Sub-Account determined as above, is divided by the value of an Annuity Unit for the Sub-Account as of the Valuation Date on or immediately preceding the seventh day before the Annuity Commencement Date to establish the number of Annuity Units representing each monthly Annuity Payment under the Sub-Account. This number of Annuity Units remains fixed for all subsequent Variable Annuity Payments. The dollar amount of the second and subsequent Variable Annuity Payments is not predetermined and may change from month to month. The dollar amount of each such subsequent payment is determined by multiplying the fixed number of Sub-Account Annuity Units for the Sub-Account by the Sub-Account Annuity Unit Value for the Valuation Date on or immediately preceding the seventh day before the due date of the payment. The Company guarantees that the dollar amount of each payment will not be affected by variations in mortality and expense experience and from the mortality and expense assumptions used to determine the first payment.

2. Fixed Annuity

A Fixed Annuity is an annuity with payments which remain fixed as to dollar amount during the annuity period. At the Valuation Date on or immediately preceding the seventh day before the Annuity Commencement Date the amount allocated to provide a Fixed Annuity is applied in accordance with Section VI-D to determine the amount of the Fixed Annuity Payment; however, the amount of the payment may be increased by any interest that may be credited by the Company in excess of the interest rate guaranteed by this Contract.

G.  ADJUSTMENTS OF MONTHLY PAYMENT

If the Net Accumulated Value on the Annuity Commencement Date is less than $2,000, the company shall have the right to pay such value in the sum in lieu of the payments otherwise provided for. If the Net Accumulated Value is not less than $2,000 but either the Variable Annuity or the Fixed Annuity payments provided for would be or become less than $20, the Company shall have the right to change the frequency of payments to such intervals as will result in payments of at least $20.


                                  SECTION VII
                                ANNUITY OPTIONS

A.  ELECTION OF OPTIONS

The Contract Owner may elect to have annuity payments made under any one of the Annuity Options described below, or receive payments in any other manner agreeable to the Company. Any such election must be made in writing to the Company at its Executive Office at least 30 days before the Annuity Commencement Date. The election may be changed in the same manner at any time prior to the surrender of this Contract.

OPTION 1-LIFE ANNUITY-An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

OPTION 2A-JOINT AND EQUAL TO SURVIVOR LIFE ANNUITY-An annuity payable monthly during the joint lifetime of the Annuitant and the Joint Annuitant and continuing thereafter at the same amount during the lifetime of the survivor, ceasing with the last payment due prior to the death of the survivor.

OPTION 2B-JOINT AND TWO-THIRDS TO SURVIVOR LIFE ANNUITY-An annuity payable monthly during the joint lifetime of the Annuitant and the Joint Annuitant and continuing thereafter during the lifetime of the survivor at an amount equal to two-thirds of the joint annuity payment, ceasing with the last payment due prior to the death of the survivor.

OPTION 2C- JOINT AND ONE-HALF TO SURVIVOR LIFE ANNUITY- An annuity payable monthly during the joint lifetime of the Annuitant and the Joint Annuitant and continuing thereafter during the lifetime of the survivor at an amount equal to one-half of the joint annuity payment, ceasing with the last payment due prior to the death of the survivor.

OPTION 3- LIFE ANNUITY WITH 60, 120 OR 240 MONTHLY PAYMENTS GUARANTEED- An annuity payable monthly during the lifetime of the Annuitant, with the guarantee that if, at the death of the Annuitant, payments have been made for less than 60, 120 or 240 monthly periods as elected, payments will be made as follows:

     a. Any guaranteed annuity payments will be continued during the remainder of the selected period to the Beneficiary. The Beneficiary may, at any time, elect to have the present value of the guaranteed number of annuity payments, commuted in the manner specified in (b) below, paid in a lump sum.

     b. If a Beneficiary receiving annuity payments under this option dies after the death of the Annuitant, the present value, computed as of the Valuation Period in which notice of death of the Beneficiary is received by the Company at its Executive Office, of the guaranteed number of annuity payments remaining after receipt of such notice and to which the deceased Beneficiary would have been entitled had he not died, commuted at the effective annual interest rate assumed in determining the values shown in the Annuity Tables, shall be paid in a lump sum to the estate of such Beneficiary.

OPTION 4- UNIT REFUND LIFE ANNUITY- An annuity payable monthly during the lifetime of the Annuitant, terminating with the last payment due prior to the death of the Annuitant. An additional annuity payment will be made to the Beneficiary if the result of multiplying (c) by the excess, if any, of (a) minus
(b) is greater than zero, where

     (a) is that portion of the Net Accumulated Value which is allocated to the Separate Account and applied at the Annuity Commencement Date under this option, divided by the corresponding Annuity Unit value of the Separate Account as of the Annuity Commencement Date,

     (b) is the product of the number of Annuity Units represented by each Variable Annuity Payment from the Separate Account paid to the Annuitant and the number of Variable Annuity Payments made, and

     (c) is the Annuity Unit value of the Separate Account as of the end of the Valuation Period during which notice of death in writing is received by the Company at its Executive Office.

The amount of the additional payment, if any, under the Separate Account will be equal to the result obtained above.

When this option is applied as a fixed Annuity (a) shall be the General Account Accumulated Value applied at the Annuity Commencement Date to the Fixed Annuity,
(b) shall be the sum of all Fixed Annuity Payments made, and (c) shall be $
1.00.

B.  SUPPLEMENTARY  AGREEMENTS

When payments under an Annuity Option commence, a supplementary Agreement to this Contract will be issued setting forth the terms of the Option elected.

C. DETERMINATION  OF FIRST AND SUBSEQUENT PAYMENTS

The amount of the first payment under any one of the Annuity Options shall be determined as provided in Section VI-D using the Tables set out below applicable to the Option elected, and subsequent payments shall be determined in accordance with Section VI-F. The sex and adjusted age of the Annuitant and any Joint Annuitant will be used to determine such payment. Amounts shown in the Table for Single Life Annuities, and Joint and Survivor Life Annuities, are based on the Progressive Annuity Table with interest at the rate of 3.5% per annum and assume births in the year 1900. The adjusted age will be determined in accordance with
Section VI-D.

                                 ANNUITY TABLES

             DOLLAR AMOUNT OF THE MONTHLY PAYMENT WHICH IS PROVIDED
                    WITH EACH $1,000 OF THE PROCEEDS APPLIED



                  OPTIONS 1, 3 AND 4 -- SINGLE LIFE ANNUITIES
                          MONTHLY PAYMENTS GUARANTEED

        Adjusted Age                          None              60                120               240        Unit Refund
    Male               Female               Option 1          Option 3         Option 3          Option 3       Option 4
      50                 54                   4.74             4.73              4.69             4.52              4.53
      51                 55                   4.84             4.82              4.78             4.58              4.60
      52                 56                   4.94             4.92              4.87             4.65              4.68
      53                 57                   5.04             5.03              4.97             4.71              4.75
      54                 58                   5.16             5.14              5.07             4.78              4.84

      55                 59                   5.28             5.25              5.18             4.85              4.93
      56                 60                   5.40             5.38              5.29             4.91              5.02
      57                 61                   5.54             5.51              5.41             4.98              5.12
      58                 62                   5.69             5.65              5.53             5.05              5.22
      59                 63                   5.84             5.80              5.66             5.11              5.33

      60                 64                   6.01             5.95              5.79             5.18              5.44
      61                 65                   6.18             6.12              5.94             5.24              5.56
      62                 66                   6.37             6.30              6.08             5.30              5.69
      63                 67                   6.57             6.49              6.24             5.36              5.82
      64                 68                   6.79             6.69              6.40             5.41              5.96

      65                 69                   7.02             6.91              6.57             5.46              6.11
      66                 70                   7.27             7.14              6.74             5.51              6.26
      67                 71                   7.54             7.38              6.91             5.55              6.44
      68                 72                   7.83             7.64              7.10             5.59              6.61
      69                 73                   8.14             7.91              7.28             5.62              6.79

      70                 74                   8.48             8.20              7.47             5.65              6.99
      71                 75                   8.84             8.51              7.66             5.68              7.20
      72                 76                   9.23             8.84              7.85             5.70              7.41
      73                 77                   9.95             9.18              8.04             5.71              7.66
      74                 78                  10.11             9.55              8.23             5.72              7.90

      75                 79                  10.61             9.93              8.41             5.73              8.16
      76                 80                  11.15            10.33              8.58             5.74              8.47
      77                 81                  11.73            10.75              8.75             5.75              8.76
      78                 82                  12.36            11.19              8.91             5.75              9.07
      79                 83                  13.05            11.64              9.06             5.75              9.45
      80                 84                  13.80            12.10              9.19             5.75              9.79

               OPTION 2a-JOINT AND EQUAL TO SURVIVOR LIFE ANNUITY

                    Adjusted Age
                     of  Joint
                     Annuitant                                Adjusted Age of Annuitant

                 Male           Female              Male 51          Male 56           Male 58         Male 61
                                                   Female 55        Female 60         Female 62      Female 65
                  50              54                4.21              4.35             4.40              4.47
                  55              59                4.37              4.58             4.66              4.78
                  57              61                4.43              4.67             4.76              4.90
                  60              64                4.51              4.80             4.92              5.09
                  62              66                4.55              4.88             5.01              5.22
                  65              69                4.62              4.99             5.15              5.39
                  70              74                4.70              5.14             5.34              5.65
                  75              79                4.76              5.25             5.47              5.86
                    Adjusted Age
                     of  Joint
                     Annuitant                                Adjusted Age of Annuitant

                 Male           Female              Male 63          Male 66           Male 71         Male 76
                                                   Female 67        Female 70         Female 75        Female 80
                  50              54                4.51              4.57             4.64              4.68
                  55              59                4.85              4.94             5.07              5.15
                  57              61                4.99              5.10             5.26              5.38
                  60              64                5.20              5.36             5.59              5.75
                  62              66                5.35              5.54             5.82              6.03
                  65              69                5.56              5.81             6.19              6.50
                  70              74                5.88              6.23             6.83              7.37
                  75              79                6.14              6.60             7.45              8.33
             OPTION 2b-JOINT AND TWO-THIRDS TO SURVIVOR LIFE ANNUITY

                    Adjusted Age
                     of  Joint
                     Annuitant                                Adjusted Age of Annuitant

                 Male           Female              Male 51          Male 56           Male 58         Male 61
                                                   Female 55        Female 60         Female 62        Female 65
                  50              54                4.58              4.79             4.89              5.03
                  55              59                4.80              5.06             5.17              5.35
                  57              61                4.89              5.18             5.30              5.49
                  60              64                5.04              5.36             5.50              5.72
                  62              66                5.14              5.48             5.64              5.88
                  65              69                5.30              5.68             5.85              6.13
                  70              74                5.58              6.03             6.23              6.57
                  75              79                5.87              6.38             6.63              7.03
                    Adjusted Age
                     of  Joint
                     Annuitant                                Adjusted Age of Annuitant

                 Male           Female              Male 63          Male 66           Male 71         Male 76
                                                   Female 67        Female 70         Female 75      Female 80
                  50              54                5.13              5.29             5.56              5.83
                  55              59                5.47              5.67             6.00              6.34
                  57              61                5.63              5.84             6.20              6.58
                  60              64                5.87              6.12             6.54              6.98
                  62              66                6.05              6.32             6.79              7.27
                  65              69                6.32              6.64             7.19              7.77
                  70              74                6.82              7.21             7.95              8.74
                  75              79                7.33              7.83             8.78              9.87




             OPTION 2c-JOINT AND ONE-HALF TO SURVIVOR LIFE ANNUITY

                    Adjusted Age
                     of Joint
                     Annuitant                                Adjusted Age of Annuitant

                 Male           Female              Male 51          Male 56           Male 58         Male 61
                                                   Female 55        Female 60         Female 62      Female 65
                  50              54                4.79              5.05             5.17              5.37
                  55              59                5.05              5.34             5.47              5.69
                  57              61                5.17              5.47             5.61              5.84
                  60              64                5.36              5.69             5.84              6.09
                  62              66                5.50              5.85             6.01              6.28
                  65              69                5.73              6.11             6.28              6.58
                  70              74                6.16              6.60             6.81              7.15
                  75              79                6.64              7.16             7.40              7.81
                    Adjusted Age
                     of Joint
                     Annuitant                                Adjusted Age of Annuitant

                Male            Female              Male 63          Male 66           Male 71         Male 76
                                                   Female 67        Female 70         Female 75        Female 80
                  50              54                5.51              5.74             6.17              6.65
                  55              59                5.85              6.12             6.61              7.16
                  57              61                6.01              6.29             6.81              7.40
                  60              64                6.28              6.58             7.15              7.81
                  62              66                6.47              6.79             7.41              8.11
                  65              69                6.79              7.15             7.83              8.62
                  70              74                7.41              7.83             8.66              9.63
                  75              79                8.12              8.63             9.64             10.87

                  Values not shown in the above tables will be furnished upon request.

                                  SECTION VIII
                               REFUND UPON DEATH

A. REFUND UPON DEATH

If the Annuitant dies prior to the Annuity Commencement Date, the Company will pay a Refund Upon Death to the Beneficiary designated by the Contract Owner upon receipt of due proof of death of the Annuitant. The value of the Refund Upon Death will be determined as of the Valuation Date on or next following the date on which written notice of death is received by the Company at its Executive Office. The Company will accept as due proof of death the following: (a) a copy of a certified death certificate; (b) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (c) a written statement by a medical doctor who attended the deceased; or (d) any other proof satisfactory to the Company.

If payment of the Refund Upon Death under one of the Annuity Options was not elected by the Contract Owner prior to the Annuitant's death, the Beneficiary may elect to have the Refund Upon Death paid in a single sum or applied to provide an annuity under one of the Annuity Options described in Section VII or as otherwise permitted by the Company. If a single sum settlement is requested, the proceeds will be paid within seven days of receipt of such election and due proof of death. If an Annuity Option is desired, election may be made by the Beneficiary during a ninety day period commencing with the date of receipt of notification of death. If such an election is not made, a single sum settlement will be made to the Beneficiary at the end of such ninety day period. If an Annuity Option is elected, the Annuity Commencement Date shall be the date specified in the election but no later than ninety days after receipt by the Company of notification of death.

The amount of the Refund Upon Death will be the greater of (1) All Purchase Payments made under this Contract less any amounts surrendered, or (2) the Accumulated Value of this Contract.

B.  SUSPENSION OF PAYMENT OF DEATH REFUNDS PARTIAL SURRENDER
OR TERMINATION BENEFITS

The Company reserves the right to suspend or postpone the date of any payment of death refunds or any benefit or values resulting from partial surrender or termination (1) for any period during which the New York Stock Exchange is closed (other than customary weekend and holiday closings) or during which trading on the Exchange, as determined by the Securities and Exchange Commission, is restricted; (2) for any period during which an emergency, as determined by the Commission, exists as a result of which disposal of securities held in the Separate Account is not reasonably practical or it is not reasonably practical to determine the value of the Separate Account's net assets; or (3) for such other periods as the Commission may by order permit for the protection of securityholders or as may be permitted under the Investment Company Act of 1940.



               ReliaStar Bankers Security Life Insurance Company

                                     RIDER

This rider has three purposes: (1) To conform to the Internal Revenue Code
Section 72(s) by setting forth the required distributions upon an Owner's death;
(2) To allow the addition of investment options; (3) To reduce initial purchase payments for Separate Account P from $2,500 to $1,000; to reduce the waiting time from 24 months to 12 months when an Owner is eligible to surrender 10% of a purchase payment without a contractual surrender charge and to allow annuitization, based on the annuitant's age, up to age 85 years old or 10 years after the Contract Issue Date, if later.

A. Required Distributions Upon Owner's Death

In order to conform to the Internal Revenue Code Section 72(s), the Contract is amended, as follows:

1. "Section I Definitions - Contract Owner" is deleted and in its place is the following:

    CONTRACT OWNER - During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Contract Owner shall be the person designated as the Contract Owner in the Application, or a successor Contract Owner as provided in Section II-B hereof. If an Owner other than the Annuitant dies prior to the Annuity Commencement Date and while the Annuitant is living, all rights of the Owner pass to the successor Owner; if there is no successor Owner, all rights pass to the Owner's estate unless otherwise provided.

2. Under "Section II - General Provisions," a new subparagraph "R" is added as follows:

         R. Distribution at Death Rules.
         If the Contract Owner dies on or after the Contract Annuity Commencement Date, and before the entire interest in the Contract has been distributed, the remainder of the interest will be distributed at least as quickly as the method in effect on the Owner's death. If a Contract Owner dies before the Annuity Commencement Date the entire interest must be distributed within five (5) years after the date of death, or must be annuitized for some period (not extending beyond the life of a designated beneficiary) within one (1) year after the date of death. If the beneficiary is the spouse of the Contract Owner, the Contract may be continued in the name of the spouse as Contract Owner. In the case of joint Contract Owners, the distribution will be required at the death of the first of the Contract Owners.

    Where the Contract Owner is not a natural person (i.e. corporation or trust), the primary annuitant is considered the Contract Owner. In addition, when an individual is not the Contract Owner, a change in the primary annuitant is treated as the death of the Contract Owner.

3. Subsection "A Refund upon Death" under Section VIII is deleted in its entirety (all three paragraphs) and in its place is the following:

    A DEATH BENEFIT BEFORE ANNUITY DATE

    The Company will pay a benefit upon receipt of due proof of the death of either the annuitant or the owner, if death of either occurs prior to the Annuity Commencement Date. The value of benefit will be determined as of the Valuation Date on or next following the date on which written notice of death is received by the Company at its Executive Office.

     (i) If an Owner other than the Annuitant dies prior to the Annuity Commencement Date, and while the Annuitant is alive, the death benefit is the Accumulated Value of the Contract.

     (ii) If the Annuitant dies prior to the Annuity Commencement Date, the amount of the proceeds is determined as follows:

         During the first eight years of the Contract, the death benefit will be the greater of (1) the sum of all Purchase Payments (gross, prior to any deductions or charges) made under an individual Contract less any amounts surrendered, or (2) the Accumulated Value. For purposes of this death benefit, we will determine the accumulated value on the eighth anniversary of the Contract, and on each eighth anniversary thereafter, until the Annuitant reaches 65 years of age. If the contract is in force for eight years or longer, the amount of the death benefit will be the greater of (1) the sum of all Purchase Payments (gross, prior to any deductions or charges) made under an individual Contract less any amounts surrendered, or (2) the Accumulated Value, or (3) The Accumulated Value as of the last eighth year Contract anniversary date occurring prior to the Annuitant's 65th birthday, less any amounts surrendered after the last eighth year Contract anniversary date.

    (iii) If the designated beneficiary is the surviving spouse of the Owner of the Contract, the Contract maybe continued in the name of the spouse as Contract Owner. If the spouse so elects, a death benefit will not be paid, but the Contract will be continued with the Spouse as the Contract Owner."

B. Adding Investment Options

In order to add investment options, the Contract is amended, as follows:

1. "Section I Definitions - Sub-Accounts of Separate Account P" and "Definitions
- Sub-Accounts of Separate Account Q" are deleted, and in their places are the following:

    SUB-ACCOUNTS OF SEPARATE ACCOUNT P - Each Sub-Account invests in a different fund. The Contract Owner allocates the net purchase payment to one or more of these Sub-Accounts. The initial allocation to one or more of these Sub-Accounts is shown on the Contract Data Page.

    SUB-ACCOUNTS OF SEPARATE ACCOUNT Q - Each Sub-Account invests in a different fund. The Contract Owner allocates the net purchase payment to one or more of these Sub-Accounts. The initial allocation to one or more of these Sub-Accounts is shown on the Contract Data Page.

2. "Section IV the Separate Accounts - B. Investments of the Separate Accounts": the first paragraph is deleted and in its place is the following (the other paragraphs under that heading remain the same):

    Separate Account P includes Sub-Accounts. Separate Account Q includes Sub-Accounts. The assets of each Sub-Account are invested at net asset value in shares of a Fund, within a mutual fund which offers a series of different investment objective. The mutual fund is an no-load open-end diversified investment company registered under the Investment Company Act of 1940, as amended (the "Act").

C. Miscellaneous: Initial Purchase Payments; Surrenders; Annuitization

1. The minimum initial purchase payment for Contracts funded by Sub-Accounts in Separate Account P is reduced from $2,500 to $1,000 by amending "Section III Purchase Provisions and Contract Charges - A. Purchase Payments" to read as follows:

    A. PURCHASE PAYMENTS
    The Purchase Payment is payable to the Company at its Executive Office and is due on the Date of Issue. The amount of the Initial Payment, shown on the Contract Data Page, may not be less than $1,000. A subsequent purchase payment may not be less than $100. However, if this Contract is funded by Separate Account Q, then the initial payment may not be less than $250 and a subsequent purchase payment may not be less than $50. The Company reserves the right to accept smaller amounts and reject any payment or application not in compliance with its underwriting rules.

2. The length of time a purchase payment must be in the Contract to be eligible for a 10% withdrawal without a contractual surrender charge is reduced from 24 months to 12 months. Paragraph 3 of "Section V Surrender and Transfer Provisions-B, Contingent Deferred Sales Charge - Surrender Charges and Amounts Which May Be Withdrawn Without a Surrender Charge" is amended to read as follows:

    3. Our "no charge amount": After a purchase payment has been in the Contract for 12 months, you may surrender, during each succeeding 12 month period, up to 10% of that purchase payment without a surrender charge. (Similar withdrawals of up to 10% of the purchase payment without a surrender charge are permitted if more than 12 months have elapsed since your last "no charge" withdrawal.)

3. The Annuity Commencement Date may not be later than the designated annuitant's 85th birthday, or 10 years after the Contract Issue Date if later, (previously it was the 80th birthday). "Section VI Annuity Provisions - A Annuity Commencement Date" is amended to read as follows:

    A. ANNUITY COMMENCEMENT DATE
    The Annuity Commencement Date is the date chosen by the Owner at the time of application. Such date must always be the first day of a calendar month, and may not be later than the first day of the calendar month following the Designated Annuitant's 85th birthday, or 10 years after the Contract Issue Date if later.

GENERAL PROVISIONS

1. This Rider is made a part of the Contract to which it is attached and is subject to all contract provisions which are not inconsistent with it.

2.  The Rider does not otherwise alter or extend any of its terms of the policy.

3.  ReliaStar Bankers Security Life Insurance
    Company has made this Rider effective as of the Issue Date shown on the Contract Data page, or the Date of the Amendment to such Page which first shows this rider to be included.

ReliaStar Bankers Security Life Insurance Company
/s/ Susan M. Bergen
Secretary

               ReliaStar Bankers Security Life Insurance Company

                              FIXED ACCOUNT RIDER

This Rider adds a Fixed Account to the Contract during the accumulation period. During this period, which occurs prior to the Contract's Annuity Commencement Date, the Owner may elect to have Contract values accumulate, on a fixed basis in the Fixed Account or on a variable basis in one or more of the variable Sub-Accounts available in the Contract, or divided among the Fixed Account and such variable Sub-Accounts. As indicated in the Contract, annuity payments may be made on a variable basis, a fixed basis, or a combination of variable and fixed basis, as selected by the Contract Owner.

FIXED ACCOUNT

The Fixed Account consists of all assets of the Company other than those allocated to any separate Account of the Company.

ALLOCATION OF NET PURCHASE PAYMENTS

All of the Net Purchase Payments will be allocated either to the Fixed Account or to one or more of the variable Sub-Accounts, as specified by the Owner in the Application or as subsequently changed.

TRANSFERS OF CONTRACT VALUES

From the Fixed Account to a Variable Sub-Account. The owner may make partial or total transfers of Contract Values from the Fixed Account to one or more variable Sub-Accounts available in the Contract, as long as six months have elapsed since the last partial or total transfer from the Fixed Account to any variable Sub Account, except that an additional transfer will be allowed at the Annuity Commencement Date.

From a Variable Sub-Account to the Fixed Account. The owner may make partial or total transfers of Contract Values from one or more variable Sub-Accounts available in the Contract to the Fixed Account, as long as Contract values have remained in the Sub-Account for seven (7) days. Conditions Applicable to all Transfers. (a) all transfers within the Contract are without payment of any fee or charge: this refers to transfers of values from the variable Sub-Accounts to the Fixed Account, from the Fixed Account to any variable Sub-Account, and among the variable Sub-Accounts; (b) partial and complete surrenders out of the Contract, either from the Fixed Account or from any of the variable Sub-Accounts, are subject to the withdrawal surrender charges as specified in the Contract, (c) the dollar amount of a transfer may not be less than $250 except that the entire Account Value may be transferred if less than $250; and
(d) no transfer may be made after the Annuity Commencement Date or the date of receipt by the Company of notification of death of the Annuitant. All transfers shall be made as of the end of the Valuation Period during which the request for transfer is received by the Company at its Executive Office, or a later Valuation Period if requested. Transfers may be made by written request to the Company at its Executive Office or such other forms of communication is allowed by the Company.

CONTRACT VALUE
The Contract value for any valuation period is the sum of the Contract Values in the variable Sub-Accounts and in the Fixed Account.

FIXED ACCOUNT VALUE

The initial Value of the Fixed Account is equal to the amount of the first allocation to the Fixed Account from a Net Purchase Payment, or the amount of the first allocation by transfer from a variable Sub-Account to the Fixed Account, or their total if both should occur on the same day. Thereafter, the Fixed Account Value accumulates daily as follows:

(a)      the Fixed Account at the end of the preceding day;

(b) plus any additional net Purchase Payments allocated to the Fixed Account, or transfers from a variable Sub-Account to the Fixed Account during the day;

(c)      less any amounts withdrawn from the Fixed Account during the day;

(d)      plus daily interest credited.

Interest is credited and compounded daily. The Interest Rate is the sum of:

(a) the daily equivalent of the Guaranteed Interest Rate of 4% per annum, and

(b) the daily equivalent Excess Interest, if any, in excess of the Guaranteed Interest Rate declared by the Company for a specific period of time. On the issue date and on any contract anniversary, the excess interest rate will be set on the Fixed Account Value and guaranteed until the next contract anniversary. Net purchase payments and transfers into the Fixed Account during the contract year will be credited with an excess interest rate as then declared and such excess interest rate will be guaranteed until the next Contract Anniversary.

GENERAL PROVISIONS

1. Any values that are available under the Fixed Account are not less than the minimum benefits required by the state in which the Contract is delivered;

2. The Company reserves the right to defer the payment of a cash surrender benefit from the Fixed Account for a period of six months after demand therefor with surrender of the Contract;

3. Any annuity benefits derived from assets in the Policyowner's Fixed Account at the time of their commencement will not be less than those that would be provided by the application of an amount to purchase any single consideration immediate annuity contract offered by the Company.

4. This Rider is made a part of the Contract to which it is attached and is subject to all contract provisions which are not inconsistent with it.

5. This rider does not otherwise alter or extend any of the terms of the Policy.

6. ReliaStar Bankers Security Life Insurance Company has made this rider effective as of the Issue Date shown on the Contract Data page, or the Date of the Amendment to such Page which first shows this rider to be included.




ReliaStar Bankers Security Life Insurance Company


/s/ Susan M. Bergen

Secretary

                           ReliaStar Bankers Security
                             LIFE INSURANCE COMPANY


 Executive Office: 1000 Woodbury Road, Suite 102, Box 9004, Woodbury, NY 11797
    Home Office: 1000 Woodbury Road, Suite 102, Box 9004, Woodbury, NY 11797

Individual Retirement Annuity Endorsement to Contract No. XXXXXXXXXXXXX

Covering the life of XXXXXXXXXXXXX

This endorsement shall be in full force and effect in accordance with Section 408 of the Internal Revenue Code of 1954, as amended, or as subsequently amended, as long as the provisions of this endorsement are required by such Law, and the provisions hereof shall take precedence and supersede the provisions of the Contract as follows:

1. The Contract may not be sold, transferred, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation of for any other purpose to any person other than the Insurance Company, except in accordance with "Rollover Contributions" described in paragraph 3 below.

2. Any provision of the Contract to the contrary notwithstanding, the entire interest of the Annuitant shall be distributed to the Annuitant not later than the first day of April following the year in which the Annuitant attains age 70-1/2, or shall be distributed beginning no later than such first day of April to the Annuitant over:

    a. the Annuitant's life or the lives of the Annuitant and spouse; or b.a period certain not extending beyond the life expectancy of the
      Annuitant or the joint and survivor life expectancy of such Annuitant and spouse, calculated as of the date retirement benefits commence commence.

The Interest Income Settlement Option of the Contract is not available. If an Annuitant's entire interest is to be distributed in other than a lump-sum, then the amount to be distributed each year must be at least an amount equal to the quotient obtained by dividing the participant's entire interest by the life expectancy of the Annuitant or joint and last survivor expectancy of the Annuitant and spouse. Life expectancy and joint and last survivor expectancy are computed by the use of the return multiples contained in Section 1.72-9 of the Income tax Regulations. For purposes of this computation, an Annuitant's life expectancy may be recalculated not more frequently than annually.

3. Except for "Rollover Contributions" as defined in Sections 402(a)(5), 403(d)(3) and 409(b)(3) of the Internal Revenue Code of 1954, as amended, paid into an Individual Retirement Annuity, the annual premium under the Contract shall be paid in cash and shall not exceed the lesser of $2,000.00 or 100% of compensation (the $30,000.00 for the Simplified Employee Pension Plan, or such greater amount as may be prescribed in regulations).

Any refund of premiums, except refunds of premiums attributable to excess contributions, shall be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits. In the case of a spousal IRA, the maximum contribution shall not exceed the lesser of $2,250 or 100% of compensation, but no more than $2,000 can be contributed to either spouse's IRA for 1985 and later years, the annual premium must be paid within the time prescribed by law for filing the Annuitant's Federal income tax return for that taxable year (not including extensions). "Compensation" means wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401 (c) (2) (reduced by the deduction the self-employed individual takes for contributions made to a pension plan). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. For 1985, and later years, compensation includes amounts received as alimony or separate maintenance payments.

The Annuitant agrees to notify ReliaStar Bankers Security if any contribution for this contract is allocable to a taxable year other than the taxable year in which such contribution is received by ReliaStar Bankers Security. The Annuitant also agrees to notify ReliaStar Bankers Security if aggregate contributions for this Contract and any other individual retirement accounts or annuities established by and/or for the Annuitant exceed the lesser of $2,000 ($2,250 for a spousal IRA) or 100% of earned income as defined, in any taxable year.


4. If the Annuitant dies before distribution of his or her interest commences, the Annuitant's entire interest will be distributed in accordance with one of the following four provisions:

         a. The Annuitant's entire interest will be paid within five (5) years after the date of the Annuitant's death.
         b. If the Annuitant's interest is payable to a beneficiary designated by the Annuitant and the Annuitant has not elected
                  (a) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than one (1) year after the date of the Annuitant's death.
         c. If the designated beneficiary of the Annuitant is the Annuitant's surviving spouse, the spouse may elect within the five year period commencing with the Annuitant's; date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Annuitant would have attained age 70-1/2.
         d. If the designated beneficiary is the Annuitant's surviving spouse, the spouse may treat the Contract as his or her own individual retirement arrangement (IRA). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from such Contract, or fails to elect any of the above three provisions.

                  For purposes of the above, payments will be calculated by use of the return of multiples specified in Section 1.72-9 of the regulations. Life expectancy of a surviving spouse may be recalculated annually. In the case of any other designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

5. Upon the death of the Annuitant following commencement of the retirement benefits but before all of the installment payments guaranteed, if any, have been made, the death benefit will be a continuation of such guaranteed installment payments for the remainder of the guaranteed period.

6. This Contract may be amended from time to time, in order to comply with the provisions of the Internal Revenue Code and regulations thereunder.

7.       The sole owner of this Contract shall be the Annuitant.

8.       The entire interest of the Annuitant is nonforfeitable.

9. The Annuitant shall notify the Company of any intended disposition of the distribution prior to age 59-1/2, other than for disability or death.

10. The contract is established for the exclusive benefit of the individual or his or her beneficiary.

11.      a. If the premium payments are interrupted, the contract will be reinstated at any date prior to maturity upon payment of a premium to the Company, and the minimum premium amount for reinstatement shall be the minimum required by the Contract.
         b. The Company may at its option either accept additional future payments or terminate the Contract by payment in cash of the then present value of the paid-up benefit if no premiums have been received for two full consecutive policy years and the paid-up annuity benefit at maturity would be less than $20.00 per month.

12. ReliaStar Bankers Security shall furnish annual calendar year reports concerning the status of the Annuity.

                              /s/ Susan M. Bergen
                                   Secretary

                            IRA DISCLOSURE STATEMENT


Internal Revenue Service regulations require that you be given this Disclosure Statement so that you fully understand your rights and obligations under an Individual Retirement Arrangement ("IRA").

(1) You will be permitted to revoke your IRA within seven (7) days after the date on which your IRA is established by giving written notice to the Company. This 7 day revocation period runs concurrently with your annuity cancellation provisions stated on the cover page of your annuity. You may mail your revocation notice to the Company as stated on the cover page of your annuity. Upon such revocation, you will be entitled to a return of the entire amount of the consideration paid to the IRA, without adjustment for commissions or penalties for early surrender.

(2) An IRA annuity must be issued in your name as the owner, and either you or your beneficiaries who survive you can be the only ones to receive the benefits or payments. If you set up an IRA using an annuity contract, it must meet the following requirements, (a) the amount in your account must be fully vested at all times; (b) the contract must provide that you cannot transfer it to someone else (except in the event of divorce), (c) the contract must provide that you cannot contribute more than $2,000 in any year. You must use any refunded premiums to pay for future premiums or to buy more benefits. You must do this before the end of the calendar year after the year you receive the refund; (d) you must start receiving distributions from your IRA annuity by April 1 of the year following the year in which you reach age 70-1/2; and (e) your contract must have flexible premiums so that if your compensation changes, your payment may also change, which must apply to all contracts issued after 6 November 1978. The Internal Revenue Code permits you, if you qualify, to establish an IRA to which you may make contributions each year in an amount up to the lesser of $2,000 or 100% of your gross annual compensation. Wages, salaries, tips, profession fees, bonuses, commissions and other amounts including net earnings from self-employment received for work you do are compensation. In addition, alimony qualifies as compensation to the spouse receiving it. If you have more than one IRA, the limit applies to the total contributions made to your IRAs for the year. Contributions to your IRA may or may not be deductible from your gross income on your federal tax return. Generally, you can take a tax deduction for the contributions that you are allowed to make to your IRA. However, if you or your spouse is covered by an employer retirement plan at any time during the year, your IRA deduction may be reduced or eliminated, depending on the amount of your income and your filing status. To qualify as a deductible contribution, a contribution to an individual or spousal IRA for any year must be made no later than the due date for filing an individual income tax return for that year, not including extensions. The deadline is April 15th of the following year for most taxpayers. No part of your IRA contributions or the earnings thereon is subject to any forfeiture provisions. Further, your IRA is tax-deferred, which means that you are not taxed on the earnings from your IRA contributions until distribution. However, no deduction for IRA contributions will be allowed for the year in which you reach the age of 70-1/2 the latest age at which distributions must begin or any year thereafter.

(3) You are eligible to establish an IRA during a taxable year even if you are an active participant (after 1981) in a tax-qualified retirement plan or government retirement plan. A tax-qualified retirement plan would include a pension, profit sharing or savings plan, a Keogh plan, an annuity plan or a bond purchase plan. If you are covered by an employer's retirement plan, or if you file a joint return with your spouse who is covered by such a plan, you may be entitled to only a partial deduction or no deduction at all, depending on your income.

(4) Contributions to your IRA must be in cash, and in no case will the Company accept contributions on your behalf in excess of $2,000 for any taxable year except in the case of a rollover contribution. See (10) below.

(5) An individual with a nonworking spouse may establish a separate IRA for the spouse and contribute up to $2,000 to such IRA making a total possible contribution of $4,000 for the year.

(6) Any contributions to your IRA over and above the permissible limits set forth above are considered excess contributions subject under the Internal Revenue Code to an annual excise tax of 6% of the amount of the excess contributions for each year in which such excess contributions are not corrected either by withdrawal of the excess contributions from the IRA or, in years subsequent to the year in which the initial excise tax is imposed, by foregoing IRA contributions up to the permissible limits.

The 6% penalty tax is imposed on the difference between the actual total contribution made during the tax year and the maximum contribution permitted ($2,000 or 100% compensation for single taxpayers; $4,000 or 100% compensation for a married taxpayer with a spousal IRA). If a single taxpayer, with a compensation of $31,000, contributed $2,500 to his IRA, the excess contribution would be $500 (assuming he does not withdraw that amount by the due date of his return, including extensions). The tax of $30 ($500 multiplied by .06) must be shown on both Form 5329 and Form 1040 filed jointly with the IRS.

(7) An IRA is intended to provide income for you when you retire. For this reason, the law imposes certain restrictions on your right to withdraw this money.

You may withdraw funds in your IRA without penalty on and after the date you attain age 59-1/2 or become permanently disabled. You also may avoid the penalty for distributions prior to age 59-1/2 if you receive at least annual or more frequent payments that are part of a series of substantially equal payments over your life (or your life expectancy) or over the lives of you and your beneficiary (or your life expectancies). To avoid the penalty for distributions prior to age 59-1/2, these substantially equal payments must continue to age 59-1/2 or for 5 years, if longer. The law requires that you must begin to receive distributions no later than by April 1 of the year following the year in which you attain age 70-1/2. The distribution of funds in your account at that time can be in a single lump sum payment, or may be made in the form of periodic payments for a period certain extending up to your life expectancy or the joint life expectancy of you and your spouse. If you die before all funds in your IRA have been distributed, or if your surviving spouse is receiving payments and dies before all funds in your IRA have been distributed, the remaining funds in your IRA must be distributed to your beneficiary or beneficiaries (or those of your surviving spouse) within five (5) years after you (or your surviving spouse) die. However, the preceding distribution is not required if distributions over a period certain commenced before your death and the term is for a period not longer than your life expectancy or the joint life expectancy of you and your spouse. If, after you attain age 70-1/2 the amount distributed to you in any year is less than the minimum amount required by law to be distributed, an excise tax of 50% is levied on the "excess accumulation". This accumulation is the difference between the amount that was distributed before the end of the taxable year of the individual in which age 70-1/2 was attained and the minimum amount that should have been distributed. This 50% tax is levied in addition to any income tax that may be levied on the excess accumulation.

(8) In general, distributions from an IRA are taxed as ordinary income to the individual receiving such distributions and are not eligible for capital gains treatment. The special ten-year and five-year forward income averaging treatment accorded lump sum distributions from tax-qualified pension and profit sharing plans does not apply to lump sum distributions from an IRA. Your IRA assets may not be excluded from your gross estate for federal estate tax purposes. However, the designation of a beneficiary of an IRA is not considered a transfer of property for federal gift tax purposes, and an exemption from estate tax is available for proceeds payable on death providing the death benefit is payable as an annuity to a beneficiary other than the estate. In addition, any payments from your IRA to your beneficiary are generally not taxable under the gift tax rules.

You are required under the Internal Revenue Code to make a choice concerning withholding of federal income taxes on distributions you receive from your IRA. Unless you tell us that you do not want any taxes withheld, the law requires that taxes be withheld from all of your taxable distributions. Taxes will be withheld at a flat rate of 10 percent of each distribution if you choose to have taxes withheld. The amount withheld will be turned over the government as a prepayment of your federal income tax liability for that year.

(9) In general, a distribution from an IRA before the individual attains age 59-1/2 is considered a premature distribution subject to both ordinary income tax and an additional tax equal to 10% of such distribution. This additional 10% tax on a premature distribution, however, does not apply if you are permanently disabled at the time of the distribution before age 59-1/2. An investment in a so-called "collectible" will be treated as a distribution includable in your gross income, and subject to the 10% penalty tax if it is a premature distribution. "Collectible" means art works, antiques, metals, gems, stamps, certain coins, and certain other types of tangible personal property.

(10) Most amounts distributed from other qualified plans or IRAs may be transferred or "rolled over" tax-free to an IRA. A lump sum distribution from a qualified retirement plan may generally be "rolled over" in full, tax-free. In general, the following types of distributions may not be "rolled over":

1. Substantially equal payments paid over the life or life expectancy of the Annuitant or the Annuitant and the beneficiary.
2. A distribution made for a specified period of 10 years or more.
3. Any distribution excludable from income.
4. Required minimum distributions at or after age 70-1/2.

Generally, such "rollover" amounts are not tax deductible by the individual and are not subject to the excise tax on excess contributions described in (6) above or the additional tax on premature distributions explained in (9) above. However, to postpone paying income taxes, you must place the assets into your IRA within 60 days of receiving them. In addition, you can "roll over" assets received from another IRA only once within any 12-month period. Similarly, the amount distributed from your IRA may be "rolled over" tax-free into another IRA or an individual retirement annuity in accordance with federal tax law. The special tax treatment available for a lump-sum distribution from a qualified plan is not available for an IRA annuity. In addition, your surviving spouse may "roll over" a total payout from your IRA received due to your death.

(11) An IRA is subject to certain restrictions on the type of investments that can be made with IRA funds; for example, no part of the IRA funds may be invested in life insurance contracts.

(12) If you or your beneficiary engage in a so-called "prohibited transaction" with respect to your IRA, the account will be disqualified and lose its exemption from federal income tax. In this event, the fair market value of the assets in your IRA will be included in your gross income for the taxable year in which disqualification occurs. In addition, if your IRA is disqualified in a year before or during which you attain age 59-1/2, you are subject to an additional tax equal to 10% of the amount included in your gross income by reason of such disqualification unless the disqualification is attributable to your becoming permanently disabled. In general, a "prohibited transaction" means any direct or indirect (a) sale or exchange, or leasing of any property; (b) lending of money or other extension of credit; or (c) furnishing of goods, services or facilities between the individual or his beneficiary or other disqualified person and the IRA; (d) transfer to, or use by or for the benefit of, the individual or his beneficiary or other disqualified person, or the income or assets of the IRA; (e) dealing by the individual or his beneficiary or other disqualified person with the assets of the IRA in his own interest or for his own account; or (f) receipt of any consideration for his own personal account by a disqualified person who is a fiduciary from any part dealing with the IRA in connection with a transaction involving the income or assets of the IRA.

(13) If you pledge amounts in your IRA as security for a loan, then the amounts pledged are considered to be distributed to you and this amount must be included in your gross income. Further, you may be subject to an additional tax equal to 10% of the amount pledged if you pledge your IRA in a year before or during which you attain age 59-1/2.

(14) There are no expense charges made against the gross annual contribution to your IRA annuity. Expense charges include such items as the cost of issuing and maintaining the IRA annuity, commissions paid to a sales representative, or other taxes and fees incurred by the Company, and are not charged against the fund. If state premium taxes are assessed in your domiciliary state, the fund will be reduced by a like amount. If you are purchasing a variable annuity, you should refer to your prospectus for annual maintenance fees and charges.

At least once each year, the Company will send you a written report specifying the current value of your IRA annuity (IRS Form 5498).

(15) As a beneficiary of an IRA, you are responsible for filing Form 5329 (Return for Individual Retirement Savings Arrangement) with the Internal Revenue Service with your federal tax return for each taxable year during which you are subject to a 6% penalty for excess contributions (see (6) above), a 50% excise tax for failure to distribute at age 70-1/2 (see (7) above), or a 10% excise tax for premature distributions (see (9) above), or where your beneficiary(ies) is subject to a 50% excise tax for failure to take a distribution from your IRA within five (5) years of your death (see (7) above). You are also responsible for filing Form 990-T (Exempt Organization Business Income Tax Return) and certain other related tax forms for any taxable year in which your IRA has unrelated business income (see Section 511 of the Internal Revenue Code).

(16) Your IRA annuity has not been submitted to Internal Revenue Service. The contract will be amended as and when necessary in order to comply with the provisions of the Internal Revenue Code and regulations.

(17) Further information concerning IRAs may be obtained from any district office of the Internal Revenue Service. To order publications and forms, call the IRS toll-free telephone number, 1-800-424-FORM (3676), or write the IRS Forms Distribution Center for your area. The Internal Revenue Service Publication 590 (-Individual Retirement Arrangements-) provides additional information about IRAs.

(18) A financial disclosure must be included with this Disclosure Statement and your annuity contract.

(19) Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used here in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

POLICY NO. XXXXXXXXXXXXX ANNUITANT XXXXXXXXXXXXX





THIS RIDER IS ATTACHED TO AND FORMS PART OF THE ABOVE NUMBERED

POLICY EFFECTIVE FROM XXXXXXXXXXXXX






         This is a Non-Transferable Policy. Provisions relating to transfer of ownership and assignment of this policy are inapplicable hereafter. The ownership o this Policy may not be transferred nor may this Policy be assigned.













               ReliaStar Bankers Security Life Insurance Company

                              /s/ Susan M. Bergen

                                   Secretary












ORD 67-506

                      (THIS PAGE LEFT INTENTIONALLY BLANK)

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